Exhibit 4.19

Share Subscription Agreement

Between

China Eastern Airlines Corporation Limited

and

CES Global Holdings (Hong Kong) Limited

In relation to the subscription of additional H shares issued by
China Eastern Airlines
Corporation Limited

10 July 2009

CONTENT

ARTICLE 1	DEFINITIONS	1

1.1	Definitions	1
1.2	Interpretations	3

ARTICLE 2	SUBSCRIPTION OF SHARES	3

2.1	Subscription of Shares and Price	3
2.2	Methods of Subscription and Payment	3
2.3	Completion of the Transaction	3

ARTICLE 3	COMMENCEMENT AND TERMINATION OF THE AGREEMENT	3

3.1	Commencement	3
3.2	Termination	4

ARTICLE 4	REPRESENTATIONS AND WARRANTIES BY THE COMPANY	4

4.1	Organization and Credit	5
4.2	Authorization and Validity	5
4.3	No Conflict	5
4.4	No Insolvency	5
4.5	Legal Proceedings	5
4.6	Genuiness of Disclosure	5

ARTICLE 5	REPRESENTATIONS AND WARRANTIES BY CES GLOBAL	6

5.1	Organization and Credit	6
5.2	Authorization and Validity	6
5.3	No Conflict	6
5.4	Sufficient Funds	6
5.5	Genuiness of Disclosure	7

ARTICLE 6	FURTHER UNDERTAKINGS	7

6.1	Further Undertakings by the Company	7
6.2	Further Undertakings by CES Global	7
6.3	Charges	7

ARTICLE 7	CONFIDENTIALITY AND MAKING PUBLIC	7

7.1	Confidentiality	7
7.2	Making Public	8

ARTICLE 8	RESPONSIBILITIES FOR BREACH OF THE AGREEMENT	8

ARTICLE 9	SETTLEMENT OF DISPUTES	8

ARTICLE 10	MISCELLANEOUS	9

10.1	Notice	9
10.2	Governing Law	9
10.3	Divisibility	9
10.4	Amendments	10
10.5	Waiver	10
10.6	The Integral Agreement	10
10.7	Copies	10

This share subscription agreement (the “Agreement”) was made as of this 10th day of July 2009 in Shanghai by and between:

China Eastern Airlines Corporation Limited, a joint stock limited company incorporated and existing under the laws of the PRC, whose H shares, A shares and American Depositary Receipts (“ADR”) are listed on The Stock Exchange of Hong Kong Limited (“Hong Kong Stock Exchange”), the Shanghai Stock Exchange (“SHSE”) and the New York Stock Exchange, Inc. respectively, with its registered office at 66 Airport Street, Pudong International Airport, Shanghai, China, postal code: 201202 (the “Company”); and

CES Global Holdings (Hong Kong) Limited, a wholly PRC state-owned company incorporated and existing under the laws of the Hong Kong Special Administrative Region and a Related Party of the Company, with its registered office at Unit 2211A 22/F，Bank of America Tower, 12 Harcourt Road, Admiralty, Hong Kong (“CES Global”), the beneficial controller of which is China Eastern Air Holding Company (“CEA Holding”), the controlling shareholder of the Company.

Each of the Company and CES Global is hereinafter referred to as the “Party” and together as the “Parties”.

Whereas:

(1) the Company is a joint stock limited company established in the PRC whose H shares, A shares and ADRs are listed on the Hong Kong Stock Exchange, SHSE and the New York Stock Exchange, Inc. respectively;

(2) As the Related Party of the Company, CES Global has agreed to subscribe for 490,000,000 New H Shares of the Company pursuant to the terms and conditions of the Agreement;

Based on the principle of equality, willingness and mutual cooperation, the Parties hereby enter into and sign an agreement as follows:

ARTICLE 1
DEFINITIONS

1.1	Definitions

In the Agreement, unless the text otherwise requires, the following expressions have the following meanings:

“Related Party”	For any party herein, means any other person who controls it, or is controlled by or under the common control together with it, whether directly or indirectly through one or more intermediaries.

“CES Global”	means东航国际控股（香港）有限公司 (CES Global Holdings (Hong Kong) Limited).
“CEA Holding”	means中国东方航空集团公司 (China Eastern Air Holding Company).
“Hong Kong Stock Exchange”	means The Stock Exchange of Hong Kong Limited.
“CSRC”	means the China Securities Regulatory Commission.
“Shanghai Administration”	means the Administration for Industry and Commerce of Shanghai.
“SHSE”	means the Shanghai Stock Exchange.
“Company”	means 中國東方航空股份有限公司(China Eastern Airlines Corporation Limited).
“Completion of the Transaction”	has the meaning as defined in Paragraph 2.3 hereof.
“Confidential Information”	has the meaning as defined in Paragraph 6.1 hereof.
“New H Shares”	means the new H shares to be issued by the Company to CES Global for its subscription pursuant to the terms and conditions of the Agreement.
“New A Shares”	means the new A shares to be issued by the Company to CEA Holding for its subscription pursuant to the Share Subscription Agreement entered into between the Company and CEA Holding on 10 July 2009.
“Party” or “Parties”	has the meaning as defined in the introduction hereof.
“PRC”	means the People’s Republic of China, and for the purpose of the Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan region.
“Renminbi” or “RMB”	means Renminbi, the lawful currency of the PRC.
“Subscription Consideration”
means the total consideration for the subscription of New H Shares by CES Global , the amount of which shall be the subscription price multiplied by the number of New H Shares subscribed pursuant to Article 2.1 of the Agreement.

“Transaction” under the Agreement	means the issue of New H Shares by the Company to CES Global and the subscription thereof by CES Global pursuant to the terms and conditions of the Agreement.

1.2	Interpretations

(a)	Unless otherwise stated, all the references to the sections, articles and paragraphs, lists or annexes herein are those in the Agreement.

(b)	The terms such as “including” and other equivalents do not represent any restriction and should be construed as “including but not limited to”.

ARTICLE 2
SUBSCRIPTION OF SHARES

2.1	Subscription of Shares and Price

(a)
Pursuant to the terms and conditions of the Agreement, the Company shall issue to CES Global, and CES Global shall subscribe for, not more than 490,000,000 New H Shares of the Company. The maximum subscription number of shares shall be adjusted if there is any ex-rights or ex-dividend arrangement during the period from the pricing date to the issuance date.

(b)
Such New H Shares shall be subscribed for by CES Global at the price of not less than 90% of the average trading price for the H shares during the 20 trading days prior to the pricing date of the Company (i.e. the announcement date of the resolution passed by the Board of Directors regarding the Transaction). The minimum subscription price of shares shall be adjusted if there is any ex-rights or ex-dividend arrangement during the period from the pricing date to the issuance date.

(c)
Subject to the two preceding paragraphs hereof, the subscription price and the number of New H Shares subscribed shall be otherwise determined through negotiation by the Board of Directors of the Company and CES Global before the issuance.

2.2	Methods of Subscription and Payment

CES Global shall pay and deposit the Subscription Consideration into the account for which the Company shall have designated and given at least 5 business days’ prior written notice, within 5 business days after the Agreement has come into effect or such other date as the Parties may agree.

2.3	Completion of the Transaction

Subject to the payment of Subscription Consideration by CES Global to the Company according to Paragraph 2.2 above and receipt of the updated share register of the Company which demonstrates the capacity of CES Global as the shareholder of the Company, the Transaction under the Agreement shall be deemed as completed (“Completion of the Transaction”).

ARTICLE 3
COMMENCEMENT AND TERMINATION OF
 THE AGREEMENT

3.1	Commencement

The Parties have agreed that the Agreement will be established upon at least one copy of the Agreement signed by the authorized representatives of the Parties and affixed with that Party’s common seal, whether separately or jointly, and will take effect immediately after the following conditions are fully satisfied:

(a)
Obtaining the approvals by the shareholders of the Company by way of special resolutions at a general meeting and class meetings of holders of A shares and H shares for the issue of New H Shares and the approvals for amendments, where necessary, to the articles of association of the Company in respect thereof;

(b)
Obtaining the waiver by the shareholders of the Company at a general meeting in relation to the requirement of a general offer by CEA Holding in accordance with the Administrative Measures in relation to the Acquisition of Listed Companies《上市公司收購管理辦法》or related regulations;

(c)	Obtaining the waiver from CSRC in relation to the requirement of a general offer of the issue of New A Shares and New H Shares by CEA Holding (if necessary);

(d)	Obtaining the approval from CSRC for the issue of the New H Shares; and

(e)	Obtaining the approvals by the shareholders of the Company at a general meeting and class meetings of holders of A shares and H shares for the issue of New A Shares and the approval from CSRC.

3.2	Termination

The Parties have agreed that the Agreement shall automatically be terminated without prejudice to the effect of Paragraph 6.3 and Article 7 upon the happening of the followings:

(a)	If the above conditions set out in Paragraph 3.1 hereof have not been fully satisfied within 12 months days from signing of the Agreement;

(b)	CSRC has clearly, either in writing or in oral, replied that it will not grant the approval in respect of the formal application submitted by the Company to CSRC for the issue of New H Shares; or

(c)	CSRC has clearly, either in writing or in oral, replied that it will not grant the approval in respect of the formal application submitted by the Company to CSRC for the issue of New A Shares.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES BY THE COMPANY

The Company hereby makes the following representations and warranties to CES Global:

4.1	Organization and Credit

The Company, an airline company headquartered in the PRC, is established as a joint stock limited company under the laws of the PRC and has been legally existing since its incorporation.

4.2	Authorization and Validity

Save as the conditions set out in sub-paragraph (a), Paragraph 3.1 yet to be satisfied, the Company has all power and authority necessary to sign the Agreement and perform its obligations thereunder. The execution, delivery and performance of the Agreement by the Company have been authorized by all necessary legal persons. The Agreement constitutes a legal, valid and binding obligation of the Company, and the performance of obligations hereunder by the Company shall be enforceable according to their terms.

4.3	No Conflict

The execution and delivery of the Agreement, to which the Company is a party, and the performance of the obligations hereunder by the Company will not constitute any conflict with or breach of the following documents or result in termination or withdrawal of any obligation of any third party or expediting the exercise of any third party’s rights: (1) constitutional documents of the Company, (2) any agreement(s) or government approval(s) signed by or bound by the Company, or any agreement(s) or government approval(s) with any assets of the Company as its subject, or (3) any PRC laws applicable to the Company.

4.4	No Insolvency

(a)	There is no request, decision or court judgments or rulings that require the Company to commence liquidation process.

(b)	There is neither circumstance under which the Company is unable to repay its debts nor orders or court judgments or rulings relating to its bankruptcy outstanding against the Company.

4.5	Legal Proceedings

Save as those disclosed to CES Global, there is no pending legal proceedings that have already existed or may be raised as far as the Company is aware of, against the Company or having significant impact on its property, assets, rights, licences, operations, businesses or rights thereof, nor any events, circumstances or situations that may cause, directly or indirectly, the commencement of such legal proceedings or provide foundations therefor, except for those that separately or jointly would have no significant adverse impact on or would not cease, delay or otherwise intervene the Transaction hereunder.

4.6	Genuiness of Disclosure

As far as the Company is aware of, all information in written provided by the Company or its representatives to CES Global or its representatives is true and accurate in all material aspects. There is no omission of any important facts which are required to be included or explained therein, and it is not misleading taken into account the specific circumstances under which it was made.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES BY
CES GLOBAL

CES Global hereby makes the following representations and warranties to the Company:

5.1	Organization and Credit

CES Global is a limited company that is established and exists in accordance with the laws of Hong Kong Special Administrative Region, and is in good credit standing.

5.2	Authorization and Validity

CES Global has all power and authority necessary to sign the Agreement and perform its obligations hereunder. The execution, delivery and performance of the Agreement by CES Global have been officially authorized by all necessary competent authorities. The Agreement constitutes a legal, valid and binding obligation of CES Global, and the performance of obligations hereunder by CES Global shall be enforceable according to their terms.

5.3	No Conflict

The execution and delivery of the Agreement and the performance of the obligations hereunder by CES Global will not constitute any conflict with or breach of the following documents or result in termination or withdrawal of any obligation of any third party or expediting the exercise of any third party’s rights: (1) constitutional documents of CES Global, (2) any agreement(s) or government approval(s) signed by or bound by CES Global, or any agreement(s) or government approval(s) with any assets of CES Global as its subject, or (3) any Hong Kong laws applicable to CES Global.

5.4	Sufficient Funds

CES Global has sufficient financial resources to fulfill its payment obligations in respect of the subscription of New H Shares provided under Paragraphs 2.1 and 2.2 of the Agreement.

5.5	Genuiness of Disclosure

As far as CES Global is aware of, all information in written provided by CES Global or its representatives to the Company or its representatives is true and accurate in all material aspects. There is no omission of any important facts which are required to be included or explained therein, and it is not misleading taken into account the specific circumstances under which it was made.

ARTICLE 6
FURTHER UNDERTAKINGS

6.1	Further Undertakings by the Company

The Company undertakes that it will get prepared as soon as possible for (i) appointing a professional institution(s) to conduct capital verification on the Subscription Consideration payable by CES Global; (ii) submitting an application and other necessary documents, including the capital verification report and amended articles of association as required by the PRC laws, to Shanghai Administration so as to register for the increased registered capital and obtain the renewed business license; (iii) submitting an application and other necessary documents as required by the relevant regulations for approval of listing of New H Shares from the Listing Committee of Hong Kong Stock Exchange; (iv) applying for modifications of any relevant necessary certificates and licenses from the taxation, customs, commerce and other relevant authorities; and (v) conducting or ensuring to conduct all necessary further activities and matters, and execute all further documents, contracts or enter into further agreements to assure the performance of the obligations under the Agreement upon Completion of the Transaction.

6.2	Further Undertakings by CES Global

CES Global undertakes that it will conduct or ensure to conduct all necessary further activities and matters, and execute all further documents, contracts or enter into further agreements to assure the performance of the obligations under the Agreement upon Completion of the Transaction.

6.3	Charges

Whether the Transaction under the Agreement is completed or not, all the relevant expenses and charges arising in respect of it, including the relevant legal, accounting and investment bank fees, and other charges payable to the consultants or advisers shall be borne by the Party so incurred. Each of the Parties of the Agreement shall respectively be responsible for all of its relevant taxes incurred in respect of the Transaction under the Agreement.

ARTICLE 7
CONFIDENTIALITY AND MAKING PUBLIC

7.1	Confidentiality

Each of the Parties shall procure its agents, employees and representatives (“Representatives”) to treat the other Party's Confidential Information as strictly confidential, and shall not disclose the following Confidential Information (including but not limited to the forms such as interviews, responses to queries or investigations, press releases or otherwise) without specific written consent from the disclosing Party. In the Agreement, “Confidential Information” refers to the terms of the Agreement and other formal agreements, and any information disclosed by the Party or its representatives regarding the Party's business, future plan, financial position, expectations and clients etc.; Confidential Information particularly includes the existence of the Agreement and other formal agreements and their contents, the transaction(s) contemplated under the Agreement and the negotiations between the Parties in respect of it; Confidential Information excludes (a) information that is already obtained by the recipient when disclosed by the disclosing Party, (b) information accessible by the public of which the access can not be attributable to the disclosing Party’s misconducts, (c) information that is obtained by the recipient properly through a third party, or (d) information that is independently and solely explored by the recipient.

7.2	Making Public

Under the principle of compliance with the provisions of laws, or the rules and regulations of any stock exchange on which securities of either Party or any of its Related Party are listed and traded, either Party shall not make or allow any of their Related Parties to make any press release, public statement or other public disclosure in relation to the Transaction under the Agreement or the Agreement without prior notice to, negotiation with and consent by the other Party.

ARTICLE 8
RESPONSIBILITIES FOR BREACH OF
THE AGREEMENT

Any Party who breaches the Agreement shall assume liabilities in accordance with the relevant laws. Except as otherwise required by the Agreement or laws, any Party of the Agreement who fails to perform its obligations hereunder or whose performance of its obligations constitutes a breach of provisions of the Agreement, the Party complying with the Agreement shall be entitled to require the defaulting Party to continue to perform its obligations or implement measures to remedy the contraventions, as well as to require the defaulting Party to compensate the actual loss arisen from it.

ARTICLE 9
SETTLEMENT OF DISPUTES

9.1
Any dispute to the effect, interpretation or performance of the Agreement between the Parties shall in the first instance be settled through negotiation in a friendly manner. If it fails to settle the dispute through negotiation within thirty (30) days from the date the dispute arises, any Party is entitled to apply to the China International Economic and Trade Arbitration Commission, Shanghai Commission for arbitration of the dispute based on the arbitration rules of the commission then in force pursuant to the Agreement. The arbitration award shall be final and binding on the Parties.

9.2	Save as the provisions relating to disputes hereunder, the Agreement shall continue to be performed by the Parties in the same manner during the settlement of disputes.

ARTICLE 10
MISCELLANEOUS

10.1	Notice

In order to be deemed as duly received, any or all notices, requests, demands, approvals and other communications required by or related to the Agreement shall be in writing and served by one or more of the following ways: (a) if sent by hand, deemed to be served on the date of receipt; (b) if sent by fax, deemed to be served on the date of confirmation of receipt of the transmission; or (c) if sent by International Express, deemed to be served on the 4th business day from the date of posting (i.e. the postmark date). All these notices, requests, demands, approvals and other communications shall be delivered to the following addresses or such other address or fax number indicated by the Party in writing.

To the Company: Address: Postal Code: Tel: Fax:	2550 Hongqiao Road, Shanghai 200335 021 2233 0920 021 6268 6116

To CES Global: Address: Postal Code: Tel: Fax:	2550 Hongqiao Road, Shanghai 200335 021 2233 4170 021 6268 3873

10.2	Governing Law

The Agreement shall be governed by and construed and performed in accordance with the PRC laws.

10.3	Divisibility

All the provisions of the Agreement shall be deemed divisible, and any invalid or unenforceable provision shall not have impact on the validity or enforceability of other provisions hereof. Where any provisions or the provisions applicable to any person or any situation are invalid or unenforceable, (a) the Parties shall try their best to negotiate to establish appropriate and fair terms instead of those invalid or unenforceable, so as to accomplish the intent and purpose thereof; and (b) other provisions under the Agreement and the effect of those provisions applicable to other persons, entities or situation shall not be prejudiced by such invalidity or unenforceability. In such circumstances, the Party who fails to perform its obligations due to the invalidity or unenforceability of the provisions shall not be deemed to be in breach of the Agreement or shall not assume the responsibilities for the loss of the other Party.

10.4	Amendments

The Agreement shall only be amended or revised by a written document signed by each Party.

10.5	Waiver

Any Party who waives the responsibility of the other Party for breach of any obligations or duties hereunder shall give and sign a written statement, and this waiver shall not be deemed as a waiver from any other future default responsibilities of the other Party under the Agreement.

10.6	The Integral Agreement

The Agreement constitutes all the agreements and understandings between the Parties in respect of the underlying matters hereof, and supersedes all the previous written and oral agreements in respect thereof between the Parties and all other previous communications.

10.7	Copies

The Agreement shall have ten (10) copies in duplication and each Party holds one. The remaining copies shall be submitted to the relevant authorities for approval and filing. Each copy shall have the same effect.

In view of the above, the Agreement shall be signed by the Parties as of the date shown at the beginning hereof and be established on the date of signing.

[No text in this page]

China Eastern Airlines Corporation Limited (Seal to be affixed)

Signature:
Name:
Title:

CES Global Holdings (Hong Kong) Limited (Seal to be affixed)

Signature:
Name:
Title: